EXHIBIT 23.2

Consent of KPMG LLP, Independent Auditors

We consent to the use of our report dated March 25, 2005, with respect to the consolidated balance sheets of Peak Medical Corporation as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years then ended, incorporated by reference herein, which report appears in the Definitive Proxy Statement of Sun Healthcare Group, Inc. dated September 16, 2005, and to the reference to our firm under the heading "Experts" in the Registration Statement (Form S-3) of Sun Healthcare Group, Inc.

/s/ KPMG LLP

Albuquerque, New Mexico
June 28, 2006